                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          First State Bancorporation
           ---------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                          First State Bancorporation
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          FIRST STATE BANCORPORATION
                               7900 JEFFERSON NE
                        ALBUQUERQUE, NEW MEXICO  87109

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      ___________________________________


                                April 30, 1999

TO THE SHAREHOLDERS OF FIRST STATE BANCORPORATION:

     The annual meeting of shareholders of First State Bancorporation, a New Mexico corporation, will be held on Friday, June 4, 1999, at 2:00 p.m. local time in the Crowne Plaza Pyramid, 5151 San Francisco Road NE, Albuquerque, New Mexico, for the following purposes:

          1. To elect three directors to hold office for a term ending at the 2002 annual meeting or until their successors are duly elected and qualified.

          2. To ratify the appointment of KPMG LLP as independent public accountants for the year ending December 31, 1999.

          3. To transact any other business which properly comes before the meeting or any adjournment.

     All shareholders of record on the Company's transfer books at the close of business on April 14, 1999, are entitled to vote at the annual meeting. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any Company shareholder at 7900 Jefferson NE, Albuquerque, New Mexico, for purposes germane to the annual meeting, during normal business hours for ten days prior to the annual meeting.

Please read the attached proxy statement carefully. PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD AUTHORIZING REPRESENTATIVES OF THE COMPANY'S MANAGEMENT TO VOTE ON YOUR BEHALF AT THE MEETING.

                                    By the order of the Board
                                    of Directors

                                    FIRST STATE BANCORPORATION


                                    /s/ Michael R. Stanford
                                    Michael R. Stanford
                                    President

                          FIRST STATE BANCORPORATION
                               7900 JEFFERSON NE
                        ALBUQUERQUE, NEW MEXICO  87109

                                April 30, 1999

                                PROXY STATEMENT

     THIS PROXY STATEMENT AND ACCOMPANYING PROXY CARD SUPPORT A PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST STATE BANCORPORATION (THE "COMPANY") FOR USE AT THE JUNE 4, 1999, ANNUAL MEETING OF SHAREHOLDERS AND AT ANY ADJOURNMENT OF THAT MEETING. This proxy statement and form of proxy will be sent by mail to shareholders beginning approximately April 30, 1999.

     The proxy card, when properly signed, dated and returned to the Company, will be voted by the proxies at the annual meeting as directed. Proxy cards returned without direction about business to be transacted at the meeting will be voted in favor of (i) the nominees for director proposed by management, and
(ii) ratification of the appointment of KPMG LLP as independent public accountants for the year ending December 31, 1999. The holders of the proxies will use their judgement regarding other matters that properly come before the annual meeting. The Company is not aware of any matters, other than those discussed in this proxy statement, that will be presented at the annual meeting.

     The Company can conduct business at the annual meeting only if holders of a majority of the total outstanding shares of Common Stock entitled to vote are present, either in person or by proxy. Assuming a quorum has been reached, the affirmative vote of the majority of the shares represented is necessary to elect directors and ratify the appointment of auditors.

     Under the rules of the Securities and Exchange Commission, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish either to vote "for," "against" or "abstain" on one or more of the proposals, or to withhold authority to vote for one or more of the Company's nominees for director.

     Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached. Broker-dealer "non-votes" will also be counted for quorum purposes.

                             REVOCABILITY OF PROXY

     Any shareholder giving a proxy may revoke it at any time prior to the meeting either by submitting a later-dated proxy or by providing notice of revocation to the Secretary of the Company at the address above. Shareholders may vote all their eligible shares if they are personally present at the meeting. When a shareholder votes at the meeting, his or her vote will revoke any proxy previously granted by the shareholder.

                      EXPENSE AND MANNER OF SOLICITATION

     In addition to solicitation by mail, proxies may be solicited in person or by telephone or telegram by directors and officers of the Company who will not receive compensation for their soliciting activities. Brokers and other nominees will solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

     All of the Common Stock represented by valid proxies received from shareholders will be voted for the nominees for directors named below, unless authority to do so is withheld. Each nominee for director has consented to his nomination and to serve if elected. If any nominee is unable to serve, the proxy will be voted to elect any other person for the office of director whom the Board of Directors recommends in the place of that nominee.

     Three directors are to be elected to serve until the 2002 Annual Meeting.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     As of April 14, 1999, the record date, 3,426,073 shares of the Company's Common Stock were outstanding and entitled to vote at the annual meeting. Holders of shares of Common Stock may cast one vote for each share on each matter of business properly brought before the meeting. Only shareholders of record at the close of business on April 14, 1999, may vote. Shareholders are not allowed to cumulate votes in the election of directors.

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 14, 1999, by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, and (iii) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such owners, the Company believes that the stockholders listed below have sole investment and voting power with respect to their shares. Unless otherwise indicated, the address of such person is the Company's address, 7900 Jefferson NE., Albuquerque, New Mexico 87109.

                                   NUMBER OF SHARES      PERCENTAGE OF SHARES
NAME                               OWNED                 OWNED
-------------------------------------------------------------------------------
Hovde Capital, Inc.
1826 Jefferson Place, NW
Washington, DC 20036                      245,010  (1)           7.17%

John Hancock Advisors, Inc.
101 Humington Avenue
Boston, MA  02199                         190,125                5.56%

First Union Corporation
One First Union Center
Charlottee, NC 28288-0137                 250,761                7.33%

Carlson Capital, L.P.
301 Commerce Street, Ste. 330
Fort Worth, TX 76102                      172,550                5.05%

Michael R. Stanford                       114,363  (2)           3.27%

H. Patrick Dee                             62,160  (3)           1.79%

Eloy A. Jeantete                            1,023                  *

Leonard J. DeLayo, Jr.                     87,111  (4)           2.54%

Bradford M. Johnson                       164,008                4.80%

Douglas M. Smith, M.D.                     23,750                  *

Herman N. Wisenteiner                       9,829                  *

Marshall G. Martin                            699                  *

Kevin L. Reid                               3,000                  *

Brian C. Reinhardt                          7,848  (5)             *

All executive officers and directors
as a group (11 persons)                   515,459               14.34%

_________________
* Less than 1%

(1) Represents the aggregate shares held by Hovde Capital, Inc. and its affiliates: Financial Institution Partners, LP, Financial Institution Partners II, LP, Hovde Capital, LLC, and Hovde Acquisition, LLC.
(2) Includes 6,612 shares that are subject to an option exercisable at $5.01 per share, 62,500 shares that are subject to an option which is exercisable at $8.40 per share, and 8,000 shares that are subject to an option exercisable at $17.25 per share.
(3) Includes 43,750 shares that are subject to an option which is exercisable at $8.40 per share, and 4,000 shares that are subject to an option exercisable at $17.25 per share.
(4) Includes 12,500 shares that are subject to an option which is exercisable at $8.40 per share.
(5) Includes 2,000 shares that are subject to an option which is exercisable at $8.40 per share, and 4,000 shares that are subject to an option exercisable at $17.25 per share.

                       DIRECTORS AND EXECUTIVE OFFICERS

     Certain biographical information, including principal occupation and business experience during the last five years, of each nominee for director is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

Name                      Age      Position with Company
---------------------------------------------------------------------

Douglas M. Smith, M.D.     65      Director

Herman N. Wisenteiner      68      Director

Kevin L. Reid              38      Director
---------------------------------------------------------------------

 THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS
               VOTE FOR THE NOMINEES FOR THE BOARD OF DIRECTORS.
                                     ---

     There are no family relationships among any of the directors, officers, or key employees of the Company. The current authorized number of directors of the Company is ten. The directors nominated herein will serve until the 2002 annual meeting.

                 NOMINEES FOR ELECTION AT 1999 ANNUAL MEETING

     Douglas M. Smith, M.D., a Director of the Company since November 1993, is a Board Certified radiologist and the owner/general partner of The Historic Taos Inn, Taos, New Mexico. Dr. Smith is the co-founder and former President of Palm Beach Imaging, Inc., West Palm Beach, Florida, and a former member of the Board of Directors of the PIE Medical Insurance Co., a physician-owned medical malpractice insurance company headquartered in Cleveland, Ohio.

     Herman N. Wisenteiner, a Director of the Company since November 1993, is President and Chief Executive Officer of Horn Distributing Company, a real estate holding company which he founded in 1971 in Santa Fe, New Mexico. In addition to his many civic activities in northern New Mexico, from 1984 to 1993, Mr. Wisenteiner was also Chairman and Chief Executive Officer of CLX Exploration, Inc., a publicly traded oil and natural gas exploration and production company headquartered in Denver, Colorado, and served as a Director of First Interstate Bank, Santa Fe, New Mexico, from 1980 to 1993. See "Certain Business Relationships - Santa Fe Branch Location."

     Kevin L. Reid was appointed by the Board of Directors to fill a vacancy created by the resignation of Manuel Lujan, Jr. Mr. Reid will complete the term created by that resignation which runs until the 1999 annual meeting. Mr. Reid is President and Owner of Reid & Associates, a design/build construction company, a position he has held since 1997, when he assumed the presidency of Reid & Elliott and changed the name of the Company to Reid & Associates. Mr. Reid co-founded Reid & Elliott in 1991. See "Certain Business Relationships - Operations Building."

              CURRENT DIRECTORS SERVING UNTIL 2000 ANNUAL MEETING

Name                   Age         Position with Company
--------------------------------------------------------------------------------

Eloy A. Jeantete        71         Chairman of the Board and Director

Michael R. Stanford     46         President, Chief Executive Officer, and
                                   Director

Marshall G. Martin      60         Director
--------------------------------------------------------------------------------

     Eloy A. Jeantete, a Director of the Company since August 1993 and Chairman of the Board since January 1994, joined First State Bank 50 years ago as a bookkeeper and has spent his entire working career with First State Bank, rising to his present position of Chairman of the Board of the Company. As a lifetime resident of Taos, New Mexico, Mr. Jeantete has accumulated a long list of civic achievements and community involvement, culminating with his election in 1990 as Mayor of Taos, New Mexico, a position he held until March 1994.

     Michael R. Stanford, a Director of the Company since its organization in 1988, is President and Chief Executive Officer of the Company and First State Bank. Mr. Stanford's entire career has been in the banking industry. Prior to joining First State Bank in 1987, Mr. Stanford spent five years with New Mexico Banquest Corporation as Senior Vice President in charge of loan administration. Mr. Stanford is a past director of the New Mexico Bankers Association. In addition, Mr. Stanford is involved in a variety of civic organizations. See "Certain Business Relationships - Operations Building."

     Marshall G. Martin, a Director of the Company since June 1997, is a senior partner with the law firm of Hinke, Cox, Eaton, Coffield & Hensley, L.L.P., a position he has held since June 1997 and prior to January of 1997. For the period of January 1997 through June 1997, Mr. Martin was Vice President-General Counsel of Solv-Ex Corporation which filed for chapter 11 bankruptcy reorganization in August 1997 and which emerged from bankruptcy in 1998. Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., is the Company's corporate counsel. See "Certain Business Relationships - Legal Services." Mr. Martin is involved in a variety of civic organizations.

            CURRENT DIRECTORS SERVING UNTIL THE 2001 ANNUAL MEETING


Name                      Age      Position with Company
-------------------------------------------------------------------------------

H. Patrick Dee             44      Executive Vice President, Chief Operating
                                   Officer, Secretary/Treasurer, and Director

Leonard J. DeLayo, Jr.     50      Director

Bradford M. Johnson        48      Director
-------------------------------------------------------------------------------

     H. Patrick Dee has been a Director of the Company since 1991 and presently serves as Executive Vice President, Chief Operating Officer, and Secretary/Treasurer of the Company, and Executive Vice President and Chief Operating Officer of First State Bank, a position he has held since December 1991. Prior to joining the Company, Mr. Dee spent four years with New Mexico Banquest Corporation and, after its acquisition by Livingston & Co. Southwest, LP, in 1988, with National Bank of Albuquerque. In 1989, Mr. Dee became Senior Vice President and Chief Financial Officer of Livingston & Co. Southwest, LP. Mr. Dee is a certified public accountant. See Certain Business Relationships - Operations Building."

     Leonard J. DeLayo, Jr., a Director of the Company since November 1993, served as a director of First State Bank from 1988 to January 1992. Mr. DeLayo has been engaged in a general corporate and commercial law practice in New Mexico since 1974 and is the President and sole shareholder of Leonard J. DeLayo, Jr., P.C., which currently provides legal services to the Company and First State Bank as outside counsel. Mr. DeLayo serves on the Albuquerque Board of Education. See "Certain Business Relationships - Legal Services."

     Bradford M. Johnson, a Director of the Company since November 1993, is President of Heron Hill Corporation, a private company engaged in investments and financial consulting. From 1991 to November 1993, Mr. Johnson was a partner and Director of Research of Sterne, Agee & Leach, Inc., an investment banking firm in Atlanta, Georgia. Mr. Johnson studied at the University of Paris-Sorbonne from 1987 to 1991.

            INFORMATION WITH RESPECT TO STANDING COMMITTEES OF THE
                        BOARD OF DIRECTORS AND MEETINGS

     The Board of Directors held four meetings during the year ended December 31, 1998. Each incumbent director attended 75% or more of the meetings of the board of directors and committees on which he served.

     The Board of Directors has an executive committee, an audit committee, and a compensation committee. The Board of Directors does not have a standing nominating committee. Nominations to the Board are determined by the entire Board.

     The executive committee members are Eloy A. Jeantete, Michael R. Stanford, Bradford M. Johnson, and Douglas M. Smith. The executive committee did not meet during 1998. The executive committee meets periodically to explore and consider issues in advance of the meetings of the entire Board of Directors and makes recommendations to the Board of Directors concerning such issues.

     The audit committee members are Douglas M. Smith, Bradford M. Johnson and Leonard J. Delayo, Jr. The audit committee held four quarterly meetings during the year ended December 31, 1998. The audit committee reviews with the independent and internal auditors of the Company their respective audit and review programs, procedures, the scope and results of their examinations, and their fees and related costs. Additionally, the audit committee reviews the financial statements and the adequacy of the Company's system of internal accounting controls. The audit committee makes recommendations to the Board of Directors relating to the independent auditors and to their engagement or discharge.

     The compensation committee members are Kevin L. Reid and Herman N. Wisenteiner. The committee held one meeting during the year ended December 31, 1998. The purpose of the compensation committee is to determine the compensation and benefits for executive officers of the Company.

                        CERTAIN BUSINESS RELATIONSHIPS

CREDIT TRANSACTIONS

     The executive officers, directors, and principal stockholders of the Company and the Bank, and members of their immediate families and businesses in which these individuals hold controlling interests, are customers of the Bank, and it is anticipated that such parties will continue to be customers of the Bank. Credit transactions with these parties are subject to review by the Bank's Board of Directors. All outstanding loans and extensions of credit by the Bank to them were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of management did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 1998, the aggregate balance of the Bank's loans and advances under existing lines of credit to these parties was $1,157,068, or 0.35% of the Bank's total loans. All payments of principal and interest on these loans are current. These loans represented 2.62% of the Company's equity as of December 31, 1998.

LEGAL SERVICES

     Mr. DeLayo was a director of First State Bank from 1988 through January 1992 and was a director of the First State Bank of Santa Fe from March 1993 to June 1994 and was appointed as a director of the Company in November 1993. Mr. DeLayo acts as general counsel to the Company and First State Bank. Mr. DeLayo and his firm, Leonard J. DeLayo, P.C., represent the Company in numerous collection matters. The Company paid Mr. DeLayo's firm approximately $219,000, $205,000, and $146,000 for its services in 1998, 1997, and 1996.

     Marshall G. Martin was elected to the Board as a director in June 1997. Mr. Martin is a partner in the firm of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., which serves as the Company's corporate counsel. The Company paid Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., approximately $32,000 and $85,000 for its services in 1998 and 1997, respectively.

SANTA FE BRANCH LOCATION

     The Downtown Santa Fe location was constructed on land owned by Herman N. Wisenteiner, a Director of the Company. The Company is leasing the site from Mr. Wisenteiner for an initial term of 15 years. Lease payments made to Mr. Wisenteiner were $63,700 for 1998, $61,800 in 1997, and $60,000 in 1996, respectively. In the opinion of management, the lease is on terms similar to other third-party commercial transactions in the ordinary course of business.

OPERATIONS BUILDING

     The Company has sold a property it held for construction of an operations building to a limited liability company with its managing member a corporation controlled by Kevin L. Reid with ownership interests by Michael R. Stanford, H. Patrick Dee, and certain officers of First State Bank. This company will construct a building in which First State Bank will lease significant space for bank operations. In the opinion of management, this transaction and the related lease are on terms similar to other third-party transactions in the ordinary course of business.

                           COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company is paid an annual fee of $3,000 and a per meeting fee of $500 and is reimbursed for expenses incurred in attending meetings of the Board of Directors and the committee meetings of the Board of Directors.

                            EXECUTIVE COMPENSATION

     The following tables set forth the compensation paid by the Company to the three executive officers of the Company and one officer of the bank subsidiary who received in excess of $100,000 in cash compensation.

                                                                                   Long Term Compensation
                                                                                   ----------------------
Name and                                       Annual Compensation                          Stock
                                        ------------------------------------
Principal Position            Year      Salary($)   Bonus ($)   Other ($)(1)       Options Granted (#)
---------------------------------------------------------------------------------------------------------
Michael R. Stanford            1998      $250,000   $ 50,000    $50,370                          0
 President and Chief           1997      $220,833         --    $50,405                     20,000
 Executive Officer             1996      $183,333   $ 24,000    $41,621                          0

H. Patrick Dee                 1998      $175,000   $ 35,000    $47,538                          0
 Secretary and                 1997      $154,583         --    $46,097                     10,000
 Treasurer                     1996      $130,000   $ 16,000    $42,836                          0


W. Gary Millhollon
  Senior Vice President        1998      $ 70,000   $157,146    $ 8,100                          0
  Bank Subsidiary              1997      $ 70,000   $126,874    $ 8,100                          0
  Leasing division             1996      $ 86,575   $ 20,830    $ 6,000                          0

Brian C. Reinhardt
  Senior Vice President        1998      $106,000   $  6,000    $ 9,795                          0
   and Chief Financial         1997      $ 86,563   $  3,000    $ 8,540                     10,000
   Officer                     1996      $ 70,750   $  1,000    $ 8,303                          0

__________________
(1) Represents insurance premiums paid by the Company on behalf of the employee, amounts contributed by the Company to the employee's Section 401(k) plan, auto allowance, and dues.


                  Aggregated Option Exercises in Fiscal Year
                  ------------------------------------------
                    and Fiscal Year-End Options Value
                    ---------------------------------

                                                        Number of
                                                   Unexercised Option    Value of In-the-Money
                          Shares        Value       at 12/31/98 (#)      Options at 12/31/98
                       Acquired on    Realized       Exercisable /      ($) (1) Exercisable /
Name                   Exercise (#)     ($)         Un-exercisable         Un-exercisable
---------------------------------------------------------------------------------------------
Michael R. Stanford           --        --             77,112                  $903,998

                                                       12,000                  $ 42,000

H. Patrick Dee                --        --             47,750                  $554,313

                                                        6,000                  $ 21,000
Brian C. Reinhardt            --        --              6,000                  $ 38,700

                                                        6,500                  $ 27,175

_____________________________
(1) The closing price of the Company's Common Stock on December 31, 1998, was $20.75 per share.

                            Option/SAR Grants in Last Fiscal Year
                                    [Individual Grants]
--------------------------------------------------------------------------------------------
                         Number of     Percent of total
                        securities     options/SARs
                        underlying      granted to
                       options/SARs    employees in      Exercise or base
       Name            granted (#)      fiscal year      price ($/Sh)       Expiration Date
--------------------------------------------------------------------------------------------
Michael R. Stanford        None

H. Patrick Dee             None

Brian C. Reinhardt         None


EXECUTIVE INSURANCE

     First State Bank has key-person insurance policies on each of Messrs. Stanford and Dee. Under these policies, First State Bank is named as beneficiary of $577,865 of term life insurance on Mr. Stanford and $321,516 of term life insurance on Mr. Dee (the "Term Life Policies"). In addition, First State Bank also pays the premiums on $922,135 of additional whole life insurance for Mr. Stanford and $878,484 for Mr. Dee under which each of these individuals is able to name the beneficiary (the "Whole Life Policies"). Under the provisions of the Term Life Policies the amount of term insurance under each policy is gradually decreased over a period of 10 years. However, First State Bank's premium payments are kept level during the entire 10 year period with the excess premiums from the Term Life Policies being applied to the Whole Life Policies. As a result of the increasing portion of the premiums which are allocated to the Whole Life Policies, at the end of the 10 year period the Whole Life Policies are fully paid. Upon termination of employment, the Whole Life Policies would be transferable to Messrs. Stanford or Dee who could elect to continue making the premium payment if such termination occurred prior to the tenth year of the policy. The annual premium which will be paid for the Whole Life Policies will constitute compensation to such individuals.

STOCK OPTION AGREEMENT

     Under the terms of a stock option agreement, Michael R. Stanford can exercise an option to purchase 6,612 shares of Common Stock at a price of $5.01 per share. As originally granted, the option allowed Mr. Stanford to purchase up to 10% of the common stock of New Mexico Bank Corporation ("NMBC"), the parent holding company of NBA, at the book value of the NMBC common stock as of November 19, 1990. In December 1991, the option was converted to an option to purchase the Company's Common Stock when NMBC was merged into the Company. The option may be exercised at any time by Mr. Stanford and will expire on October 12, 2003.

EXECUTIVE INCOME PROTECTION PLAN

     The Company has an Executive Income Protection Plan (the "Plan") with the
following participants:   H. Patrick Dee, Brian C. Reinhardt, and Michael R.
Stanford, which provides for benefits upon a Control Change. Following a Control Change (as defined in the Plan), the Plan provides for a three-year employment term and specifies the employee's position, salary, bonus, and benefits payable during that period. If the employee (i) resigns; (ii) is discharged for any reason other than cause, death, or disability; (iii) experiences a Reduction in Position (as defined in the Plan) within a three-year period beginning on the date of the Control Change, then the employee shall have income protection benefits consisting of (a) a compensation benefit, payable in a single sum, equal to three times his Compensation (as defined in the Plan) in the case of Messrs. Dee and Stanford and two times his Compensation in the case of Mr. Reinhardt; (b) the same level of fringe benefits as existed on the date of the Control Change for a period ending three years after the Control Change including, without limitation, any plan or arrangement to receive and exercise stock options and/or stock appreciation rights, restricted stock, or grants thereof in which the employee is participating on the date of the Control Change (or plans or arrangements providing him with substantially similar benefits);
(c) an amount equal to the employee's non-vested accrued benefit in the Company's retirement plans, determined as of the last valuation date under such plans, if the employee is not fully vested under the terms of such plans; (d) up to a maximum of 30 percent of his Compensation for out-placement services for the employee; and (e) a lump sum payment at the same time as the compensation payment described in (a) above, if the Company has purchased a split-dollar life insurance policy on the life of an employee.

     "Control Change" is defined in the Plan as (i) a sale or sales (including an exchange) of shares of the Company, other than pursuant to a public offering, at one or more times by the Company, a stockholder, or stockholders of the Company, or by any combination of the foregoing, which in the aggregate results in the beneficial ownership of more than 50% of the combined voting power of the Company's outstanding securities after the sale or sales by one or more stockholders who were not stockholders of the Company on April 19, 1996 (the effective date of the Plan), and who were not controlled after the sale or sales, directly or indirectly, by one or more of the stockholders of the Company on April 19, 1996; (ii) a sale or sales by the Company of all or substantially all of its assets to one or more persons or entities who were not stockholders of the Company on April 19, 1996, and who are not controlled after the sale or sales, directly or indirectly, by one or more of such stockholders; or (iii) a merger or other combination in which the Company is either the surviving or disappearing corporation, which results in the beneficial ownership of more than 50% of the combined voting power of the outstanding securities of the surviving corporation by one or more persons or entities which were not stockholders of the Company on April 19, 1996, and which are not controlled after such merger or other combination, directly or indirectly, by one or more of such stockholders; (iv) the approval by the stockholders of the Company of any plan or proposal to liquidate or dissolve the Company; or (v) during any period of two consecutive years, individuals who at the beginning of the period constitute the entire Board of Directors of the Company cease for any reason to constitute a majority thereof, unless the election or the nomination for election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     "Compensation" means the sum of: (i) the employee's average taxable compensation from the Company; (ii) the employee's average elective salary reduction contributions to plans under Internal Revenue Code (the "Code") Sections 401(k) and/or 125; and (iii) the product of the average percentage of covered payroll contributed by the Company to the Company's 401(k) profit sharing plan multiplied by the sum of (i) and (ii) in each case for the five calendar years preceding the Control Change.

     "Reduction in Position" shall occur if an employee (i) is removed as an officer or director; (ii) experiences a significant decrease in managerial or supervisory authority; (iii) experiences a reduction in salary or bonus; (iv) is required by the Company to relocate to an office more than 50 miles from his location before the Control Change; (v) is reduced in the rate of his awards under any stock option plan in effect before the Control Change; (vi) experiences a material adverse change in his terms and conditions of employment.

     The Plan provides that the employees will be entitled to a gross-up payment if it is determined that any payment would be subject to the excise tax imposed by Section 4999 of the Code. The Plan also provides for the Company to pay the employee's legal fees incurred in any contest relating to the Plan and certain other indemnifications to the extent permitted under applicable New Mexico or federal law and under the Company's Bylaws and Articles of Incorporation.

     The aggregate cost to the Company of the requirements for payments to employees covered under the Plan (including the cost of early vesting under employee plans) would not exceed $2.3 million.

SECTION 401(K) PLAN

     In 1991, the Company adopted a tax-qualified profit sharing 401(k) plan (the "Saving Plan") covering all employees who have attained 21 years of age and have completed one year of service with the Company. Each participant in the Saving Plan may reduce his or her salary by as much as the lesser of 20% of his or her compensation or $10,000 in 1998. The dollar limit is adjusted each year for inflation. The Company is required to make matching contributions of up to 50% of the first 6% of a participant's deferred compensation up to a maximum of 3%. The Company may, but is not required to, contribute additional amounts to the Saving Plan. Any such additional amounts are allocated to the accounts of participants who were active participants on the last day of the plan year or who retired or died or were disabled during the plan year. The allocation is in proportion to the eligible participants' compensation. During 1998, 1997, and 1996, First State Bank made contributions to the Saving Plan of approximately $146,000, $125,000, and $106,000, respectively.

     All contributions by a participant are 100% vested and nonforfeitable at all times. The Company's contributions become 100% vested after three years of service with the Company. A participant may direct the investment of his or her account pursuant to the investment options offered by the trustee of the Saving Plan. Distribution of a participant's account under the Saving Plan normally occurs upon the participant's retirement or termination of employment with the Company.

INCENTIVE PLANS

     Effective October 5, 1993, the Company adopted the First State Bancorporation 1993 Stock Option Plan (the "Stock Option Plan"), which provides for the granting of options to purchase up to 400,000 shares of the Company's common stock. Exercise dates and prices for the options are set by a committee of the Board of Directors. The Stock Option Plan also provides that options other than those qualifying as incentive stock options may be granted.

     The Stock Option Plan is administered by a committee composed of disinterested members of the Board of Directors (the "Committee"). Subject to the terms of the Stock Option Plan, the Committee determines the persons to whom awards are granted, the type of award granted, the number of shares granted, the vesting schedule, the type of consideration to be paid to the Company upon exercise of options, and the term of each option (not to exceed ten years).

     Under the Stock Option Plan, the Company may grant both incentive stock options ("incentive stock options") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options which are not qualified as incentive stock options ("non-qualified stock options"). Incentive stock options must be granted at an exercise price equal to or greater than the fair market value of the Common Stock on the date of grant. The exercise price of non-qualified stock options granted under the Stock Option Plan will be determined by the Committee on the date of grant. The exercise price of incentive stock options granted to holders of more than 10% of the Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant, and the term of these options may not exceed five years.

     The Stock Option Plan provides that the total number of shares covered by the plan, the number of shares covered by each option, and the exercise price per share may be proportionately adjusted by the Board of Directors or the Committee in the event of a stock split, reverse stock split, stock dividend, or similar capital adjustment effected without receipt of consideration by the Company.

     Upon a change in control of the Company, stock options outstanding under the Stock Option Plan immediately become fully vested and exercisable. Also, in the event of a merger or consolidation in which the Company is not the surviving corporation, the sale of all or substantially all of the Company's assets, certain reorganizations, or the liquidation of the Company, each option granted under the Stock Option Plan may, at the election of the holder, become immediately exercisable.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities and certain other affiliated persons to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors, and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no other forms were required, the Company believes that during the fiscal year ended December 31, 1998, except that Kevin L. Reid failed to timely file a report of initial ownership which has now been filed, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

                                  PROPOSAL 2

                RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP was the Company's independent public accounting firm for 1998 and has been approved by the Directors to continue in that capacity in 1999.

     A proposal to ratify the appointment of KPMG LLP will be presented to the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

                       THE COMPANY'S BOARD OF DIRECTORS
                 UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS
                VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF
                     ---
                                   KPMG LLP

                             SHAREHOLDER PROPOSALS

     Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the Securities and Exchange Commission and the Company's Bylaws. If a shareholder wishes to have a proposal appear in the Company's proxy statement for next year's annual meeting, under the regulations of the Securities and Exchange Commission, it must be received by the Secretary of the Company (at P.O. Box 3686, Albuquerque, New Mexico 87190) on or before December 15, 1999.

                         COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative shareholder return on the Company's Common Stock since December 31, 1993, with the cumulative total return on the Nasdaq Total US Index and the SNL less than $500M Bank Index. The table below compares the cumulative total return of the Common Stock as of December 31, 1994, 1995, 1996, 1997, and 1998, assuming a $100 investment on December 31, 1993, and assuming reinvestment of all dividends. This data was furnished by SNL Securities LC.



                                 INSERT GRAPH

                                                    PERIOD ENDING
                                   -----------------------------------------------------------------------
INDEX                               12/31/93     12/31/94   12/31/95    12/31/96    12/31/97    12/31/98
----------------------------------------------------------------------------------------------------------
First State Bancorporation           100.00      100.60      128.77      161.80      233.54      229.38

NASDAQ - Total US                    100.00       97.75      139.26      170.01      208.58      293.21

SNL less than $500M Bank Index       100.00      107.55      147.13      189.37      322.82      294.76

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This is a report of the Compensation Committee of the Board of Directors (the "Committee"), which is composed of the following Board members, Kevin L. Reid, and Herman N. Wisenteiner, both of whom are nonemployee directors. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under either such Act.

     In designing executive compensation, the Committee has adopted the policy that the Company's executives should be paid fairly for the positions they hold in view of the nature and size of the business which the Company operates. The compensation level of the executives of the Company recognizes contributions towards the Company's performance by the executives and is designed to attract and retain competent executives who share the objectives of the Company and its stockholders. The goal of the Committee is to ensure that the Company employs qualified, experienced executive officers whose financial interest is aligned with that of the stockholders. The Committee considers general industry practice, tax effects, and other factors in structuring executive compensation awards. Base salaries for each of the executive officers of the Company are determined by taking into consideration performance, length of tenure with the Company, compensation by industry for comparable positions, and career achievements.

     Michael R. Stanford, President and C.E.O., and H. Patrick Dee, Executive Vice President and C.O.O., receive bonus compensation based on a formula monitored by the Compensation Committee. The bonus formula awards compensation as a percentage of base salary for the Company's actual performance relative to its annual budget for earnings before income taxes, asset growth, and efficiency ratio, and based upon certain levels of return on average equity.

     The Company believes that its executives should have a vested interest in the performance of the Common Stock and, therefore, stock options are used as an integral part of creating incentives for executives. Option grants are dependent upon individual performance, level of responsibility, and other relevant factors. Options are used in order to align the benefits received by the executive officers with the appreciation realized by stockholders.

     Since going public in November 1993, the Company has experienced significant growth in its interest-earning assets, deposits, and net income.
The Committee believes that Mr. Stanford's performance as C.E.O. continues to be important to the Company's success. His ongoing leadership is needed to achieve meaningful financial results. His efforts encompass the strategic direction for the Company's vision as well as direct involvement in driving the Company's assets and income growth. The Committee believes Mr. Stanford's 1998 compensation was consistent with the overall executive officer compensation structure.

     All recommendations of the Committee have been and are subject to review and approval of the Board of Directors.

               FIRST STATE BANCORPORATION COMPENSATION COMMITTEE

Kevin L. Reid                                             Herman N. Wisenteiner

                                OTHER BUSINESS

     All items of business to be brought before the meeting are set forth in this proxy statement. Management knows of no other business to be presented. If other matters of business not presently known to management are properly raised at the meeting, the proxies will vote on the matters in accordance with their best judgment.

                              By order of the Board of Directors
                              FIRST STATE BANCORPORATION

                                    /s/ MICHAEL R. STANFORD
                                    _____________________________
                                    Michael R. Stanford
                                    President
NOTE:
     Shareholders are requested to sign, date, and promptly return the enclosed proxy card, in the enclosed envelope.

                          FIRST STATE BANCORPORATION
                               7900 JEFFERSON NE
                         ALBUQUERQUE, NEW MEXICO 87109

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints H. Patrick Dee and Michael R. Stanford as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of First State Bancorporation held of record by the undersigned on April 14, 1999, at the annual meeting of shareholders to be held on June 4, 1999, or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEMS 2 AND 3.
Item 1 - ELECTION OF DIRECTORS

         [_] FOR all nominees       [_] WITHHOLD AUTHORITY for all nominees

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below. Douglas M. Smith, M.D., Herman N. Wisenteiner, Kevin L. Reid.

Item 2 - PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP as the independent public accountants of the Company.

         [_] For          [_] Against       [_] Abstain

Item 3 - In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR all nominees" in Item 1 and "FOR" Item 2.

         PLEASE DATE AND SIGN AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.
                -------------

                    Please mark, sign, date and return the proxy card promptly, in the enclosed envelope.

                    ______________________________________
                    Date

                    ______________________________________
                    Signature

                    ______________________________________
                    Signature if held jointly

                    Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.